Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Scott T. Mereness, President
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DAVID M. SMITH TO JOIN DREW INDUSTRIES AS CHIEF FINANCIAL OFFICER

Elkhart, Indiana - August 28, 2015 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for the recreational vehicle and adjacent industries, today announced that David M. Smith will be joining the Company as Chief Financial Officer, succeeding Joseph S. Giordano III, who served in that role since 2008. This transition is the result of a comprehensive search initiated by the Company in April 2015. Mr. Giordano will continue with the Company for an interim period to ensure an orderly transition.

Smith, 52, has served for the past ten years as Senior Vice President and Chief Financial Officer of Key Safety Systems, Inc. (KSS), a global leader in the system integration and performance of safety-critical components to the automotive and non-automotive markets. Commencing in 2009, Mr. Smith added the role of President of KSS’ Specialty Products business, serving both roles concurrently. Prior to his tenure at KSS, he served as Chief Financial Officer at Key Plastics, LLC, a tier one global supplier of automotive components. Smith’s career spans 30 years, during which he has held several executive and leadership positions in finance and accounting.

In his role as Drew’s Chief Financial Officer, Smith will lead the Company’s finance functions, as well as manage relationships with shareholders, analysts and other key stakeholders.

“We are delighted to welcome David to Drew Industries,” said Jason Lippert, Chief Executive Officer. “We are committed to building on the success we’ve delivered over the past several years, and David’s experience, energy and leadership skills will help lead the Company through its next phase of growth, as well as help play a key role in our strategic direction.”

About Drew Industries
From 42 manufacturing facilities located throughout the United States and Canada, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes, and to a lesser extent supplies components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; windows; manual, electric and hydraulic stabilizer and leveling systems; chassis components; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; LED televisions and sound systems; navigation systems; wireless backup cameras; other accessories; and electronic components. Additional information about Drew and its products can be found at www.drewindustries.com.

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